                                                                      EXHIBIT 12

                 CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                             (DOLLARS IN MILLIONS)

                                                                 NINE MONTHS
                                                                    ENDED
                                                                SEPTEMBER 30,
                                                                --------------
                                                                 1998    1997
                                                                ------  ------
Net Income..................................................... $  258  $  280
Add:
  Interest.....................................................    170     126
  Amortization of capitalized debt expense.....................      1       1
  Portion of rentals representative of interest factor.........      9       8
  Income tax expense and other taxes on income.................    120     132
  Fixed charges of unconsolidated subsidiaries.................      3       2
                                                                ------  ------
    Earnings as defined........................................ $  561  $  549
                                                                ======  ======
Interest....................................................... $  170  $  126
Amortization of capitalized debt expense.......................      1       1
Portion of rentals representative of interest factor...........      9       8
Fixed charges of unconsolidated subsidiaries...................      3       2
                                                                ------  ------
    Fixed charges as defined................................... $  183  $  137
                                                                ======  ======
Preferred Dividends:
  Amount declared.............................................. $    5  $    5
  Gross-up to pre-tax based on an effective rate of 32%........ $    7  $    7
Ratio of earnings to fixed charges and preferred dividends.....   2.95x   3.81x
                                                                ======  ======

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